UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934
Date of Report (Date of earliest event reported): August 18, 2009
Synthesis Energy Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33522 (Commission File Number)	20-2110031 (I.R.S. Employer Identification No.)

Three Riverway, Suite 300	77056
Houston, Texas	(Zip Code)
(Address of principal executive offices)
(713) 579-0600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
     On August 18, 2009, the board of directors (the “Board”) of Synthesis Energy Systems, Inc. (the “Company”) in accordance with the Company’s Certificate of Incorporation and Amended and Restated By-Laws, and upon the recommendation of the Board’s Nominating and Corporate Governance Committee, voted unanimously to increase the size of the Board from six (6) to seven (7) directors and to elect Robert Rigdon, the Company’s President and Chief Executive Officer, to fill the vacancy created by the increase in the size of the Board, effective immediately. At this time, there are no plans for Mr. Rigdon to serve on any committees of the Board.
     Mr. Rigdon, age 50, has served as the Company’s President and Chief Executive Officer since March 31, 2009, and prior to that served as Chief Operating Officer since November 2008 and as Senior Vice President of Global Development since May 2008, where he was responsible for overseeing all aspects of the Company’s current and future coal gasification projects worldwide. From June 2004 until joining the Company, Mr. Rigdon worked for GE Energy in a variety of capacities, including Manager—Gasification Engineering, Director—IGCC Commercialization, and Director—Gasification Industrials and Chemicals Business. For the 20 years previous to this, Mr. Rigdon worked for Texaco, and later ChevronTexaco, as an engineer and in the Worldwide Power & Gasification group, where he ultimately became Vice President—Gasification Technology for the group. Mr. Rigdon is a mechanical engineer with a B.S. from Lamar University.
     The Company previously entered into an Indemnification Agreement with Mr. Rigdon in the same form that the Company has entered into with its other executive officers and directors. The Indemnification Agreement will also apply to Mr. Rigdon’s role as a director of the Company. There was no arrangement or understanding relating to Mr. Rigdon’s election to the Board.
     On August 18, 2009, the Company issued a press release announcing the election of Mr. Rigdon to the Board. A copy of the press release is filed herewith as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
99.1	Press release dated August 18, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Synthesis Energy Systems, Inc.
Dated: August 18, 2009	/s/ Robert Rigdon
Robert Rigdon
President and Chief Executive Officer

Exhibit Index
99.1	Press release dated August 18, 2009.